Exhibit 99.1
News
FOR IMMEDIATE RELEASE
Contact: Thomas T. Cooke
(314) 378-7800
tcooke@reliancebankstl.com
Earnings Release
RELIANCE BANCSHARES, INC. ANNOUNCES SECOND QUARTER, 2011 RESULTS
ST. LOUIS, July 22, 2011 — Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its second quarter, 2011 results. Problem loans decreased $38.9 million since December 31, 2010 or 22.7% while problem assets decreased $15 million or 7.4% from December 31, 2010. The Company has experienced two consecutive quarters of problem loan reduction. Non-performing loans totaled 16.2% of outstanding loans as of June 30, 2011, compared to 17.6% at December 31, 2010. During the second quarter of 2011, net charge-offs were $6.6 million. “We continue to make headway in the resolution of our troubled assets and I am pleased with the progress that has been achieved in reducing our problem loans for the second consecutive quarter,” said Allan D. Ivie, IV, President and CEO.
The Company reports a net loss of $8.2 million compared to a net loss of $3.5 million for the second quarter, 2010. Year-to-date, the net loss totaled $13.4 million compared to a net loss of $6.0 million for the same period last year. The Company contributed $11.9 million to the reserve for loan losses during the first six months comparing favorably to $17.3 million for the same period in 2010. The second quarter 2011 provision for possible loan losses was $6.8 million compared to $9.6 million for the same period last year. At June 30, 2011 the reserve for loan losses was $37.3 million which represented 4.57% of outstanding loans. Management remains cautiously optimistic that the number of problem credits has stabilized.

	Originated In
	Florida		All other		Total
Net Charge-offs (quarter ended 6/30/2011)	$0.3	million	$6.3	million	$6.6	million
Net Charge-offs (quarter ended 6/30/2010)	$3.9	million	$2.3	million	$6.2	million
Non-performing Loans (6/30/2011)	$20.5	million	$111.7	million	$132.2	million
Non-performing Loans (12/31/2010)	$26.3	million	$144.8	million	$171.1	million
Non-performing Loans (6/30/2010)	$22.6	million	$71.3	million	$93.9	million
Non-performing Assets* (6/30/2011)	$35.0	million	$152.1	million	$187.1	million
Non-performing Assets* (12/31/2010)	$41.6	million	$160.5	million	$202.1	million
Non-performing Assets* (6/30/2010)	$42.9	million	$87.3	million	$130.2	million
Outstanding Loans Originated In Respective Markets	$43.8	million	$771.3	million	$815.1	million

*	Included in Non-performing Assets are Non-performing Loans, Other Real Estate Owned and Non-performing Investments.

Net interest income for the second quarter, 2011, was $8.5 million, a 16.7% decrease compared to the prior year’s quarter. For the six months ended June 30, 2011, net interest income decreased $3.2 million, or 15% compared to the same period in 2010. The reduction in net interest income is primarily due to a planned decline in commercial real estate loan volumes. The Company has realized a positive impact to earnings as a result of reduced deposit costs, enhanced deposit mix and improved loan yields. Mr. Ivie added, “Despite the challenges to asset quality, the underlying strength of our retail branch network continues to demonstrate our ability to generate positive and sustainable returns.”
The Company continues to achieve overhead cost savings although the costs to resolve problem assets have challenged the Company’s ability to achieve positive earnings. The total of provision expense, other real estate expense and professional fees was $11.2 million in the second quarter 2011 and $19.4 million year-to-date compared to $11.1 million in the second quarter of 2010 and $20.3 million year-to-date at June 30, 2010. Mr. Ivie concluded, “The cost of resolving problem assets has contributed significantly to our inability to return the bank to profitability. We will continue to aggressively address credit quality and anticipate shrinkage in our overall loan portfolio. The shrinkage will allow us to better manage capital as we reposition the Bank to take advantage of improving economic conditions.”
Total assets as of June 30, 2011 were $1.2 billion. This represents a 5.1% decrease compared to December 31, 2010. For the six month period ended June 30, 2011, loans decreased 16.0% or $155.2 million compared to year-end December, 2010. The reduction in loans resulted from scheduled amortizations, pay downs and charge-offs. In addition, the Company completed the planned closure of the loan production offices in Phoenix and Houston. Management remains focused on improving credit quality, conserving capital and growing core products and business relationships.
The Company continues to shrink its Commercial Real Estate loans while improving balance sheet liquidity. The loan to deposit ratio has dropped to 79.9% at June 30, 2011 compared to 89.8% at December 31, 2010. Total deposits for the quarter ended June 30, 2011 were $1.0 billion, a decrease of 5.6% compared to December 31, 2010. Noninterest bearing deposits increased $6.7 million since December 31, 2010 or 10.9% while all other deposits decreased $66.6 million or 6.5% since December 31, 2010. The Company continues to reduce its reliance on wholesale and rate-sensitive deposits there by lowering its cost of funding and reducing volatility in its deposit volumes.
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with two branches in the Southwest Florida area. The company’s total assets as of June 30, 2011 exceeded $1.2 Billion. Reliance Bank’s website can be found at www.reliancebankstl.com.

Forward looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.
Contact:
Reliance Bancshares, Inc.
Investor Relations
Thomas T. Cooke
314-569-7200
tcooke@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(unaudited)
(in thousands)

		December 31,
BALANCE SHEETS	June 30, 2011	2010
ASSETS
Cash and due from banks	$9,673	$8,364
Short-term investments	90,811	18,800
Debt and equity investments	238,131	241,599
Loans	815,132	970,289
Less reserve for loan losses	(37,279)	(37,301)

Net loans	777,853	932,988

Premises and equipment, net	34,872	35,778
Goodwill and identifiable intangible assets	1,262	1,270
Other real estate owned	54,311	30,851
Other assets	22,995	26,375

Total assets	$1,229,908	$1,296,025

LIABILITIES & EQUITY
Noninterest bearing deposits	67,988	61,288
Interest bearing deposits	952,268	1,018,871

Total deposits	1,020,256	1,080,159
Short-term borrowings	23,600	15,178
Long-term FHLB borrowings	88,000	93,000
Other liabilities	6,370	3,442

Total liabilities	1,138,226	1,191,779
Stockholders’ equity	91,682	104,246

Total liabilities & equity	$1,229,908	$1,296,025

	For the Six	For the Six	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Total interest income	$26,552	$34,265	$12,755	$16,657
Total interest expense	8,715	13,236	4,253	6,446

Net interest income	17,837	21,029	8,502	10,211

Provision for loan losses	11,916	17,320	6,816	9,628

Net after provision	5,921	3,709	1,686	583

NONINTEREST INCOME
Service charges on deposits	407	460	216	236
Gain (loss) sale of securities	57	266	57	201
Other income	1,292	714	764	349

Total noninterest income	1,756	1,440	1,037	786

NONINTEREST EXPENSE
Salaries and benefits	7,014	6,489	3,390	3,224
Other real estate expense	6,276	2,596	3,738	1,222
Occupancy and equipment	2,073	2,161	1,015	1,074
FDIC assessment	1,777	1,539	868	754
Data processing	1,243	350	654	208
Advertising
Other	2,671	2,183	1,243	1,083

Total noninterest expense	21,054	15,318	10,908	7,565

Loss before taxes	(13,377)	(10,169)	(8,185)	(6,196)
Income taxes	—	(4,167)	—	(2,693)

Net loss	$(13,377)	$(6,002)	$(8,185)	$(3,503)

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